Exhibit 3.37

RESTATED ARTICLES OF INCORPORATION
of
MIKE’S HOLDING COMPANY

ARTICLE I

The name of the Corporation is Mike’s Holding Company.

ARTICLE II

The purpose of the Corporation is to engage in any lawful business.

ARTICLE III

The Corporation is authorized to issue 10,000,000 shares of Common Stock, no par value.  Effective upon the filing of these Restated Articles of Incorporation, each outstanding share of Class A Common Stock shall be converted into one fully paid and non-assessable share of Common Stock and each outstanding share of Series B Common Stock shall be converted into one fully paid and non-assessable share of Common Stock.  Fractional shares of Class A Common Stock and Class B Common Stock shall be rounded to the nearest whole share of Common Stock.  Certificates for Class A Common Stock and Class B Common Stock which are issued and outstanding on the date of filing of these Restated Articles of Incorporation shall automatically be converted into Certificates of Common Stock without reissuance of such certificates.

ARTICLE IV

Any vacancy on the Board of Directors resulting from an increase in the number of directors of the Corporation may be filled by the affirmative vote of a majority of the number of directors fixed by or in accordance with the Bylaws prior to the increase, provided that not more than three such directorships may be filled by the directors during any one period between annual meetings of the shareholders of the Corporation.

ARTICLE V

No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for conduct as a director, provided that this Article shall not eliminate the liability of a director for any act or omission for which such elimination of liability is not permitted under the Oregon Business Corporation Act.  No amendment to the Oregon Business Corporation Act that further limits the acts or omissions for which elimination of liability is permitted shall affect the liability of a director for any act or omission which occurs prior to the effective date of the amendment.

ARTICLE VI

The Corporation shall indemnify to the fullest extent not prohibited by law to the extent specifically authorized by the Oregon Business Corporation Act, as amended, any current or former director or officer of the Corporation who is made, or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative, investigative or other (including an action, suit or proceeding by or in the right of the Corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation or a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to any employee benefit plan of the Corporation, or serves or served at the request of the Corporation as a director, officer, employee or agent, or as a fiduciary of an employee benefit plan, or another corporation, partnership, joint venture, trust or other enterprise.  The Corporation shall pay for or reimburse the reasonable expenses incurred by any such current or former director or officer in any such proceeding in advance of the final disposition of the proceeding if the person sets forth in writing (i) the person’s good faith belief that the person is entitled to indemnification under this Article and (ii) the person’s agreement to repay all advances if it is ultimately determined that the person is not entitled to indemnification under this Article.  No amendment to this Article that limits the Corporation’s obligation to indemnify any person shall have any effect on such obligation for any act or omission that occurs prior to the later of the effective date of the amendment or the date notice of the amendment is given to the person.  This Article shall not be deemed exclusive of any other provisions for indemnification or advancement of expenses of directors, officers, employees, agents and fiduciaries that may be included in any statute, bylaw, agreement, general or specific action of the Board of Directors, vote of shareholders or other document or arrangement.

ARTICLE VII

The mailing address for the Corporation for notices is 1710 Red Soils Court, P.O. Box. 1690, Oregon City, Oregon 97045.

Certificate Accompanying
Articles of Restatement
of
MIKE’S HOLDING COMPANY

The restatement contains an amendment to the articles of incorporation of Mike’s Holding Company requiring shareholder approval.

1.                                      The amendment was adopted by the shareholders of the company effective on February 22, 2001.

2.                                      89,522.7303 shares of Class A Common Stock and 410,483.809 shares of Class B Common Stock were outstanding and entitled to vote on the amendment.

3.                                      89,522.7303 shares of Class A Common Stock were voted for the amendment and 0 shares of Class A Common Stock were voted against the amendment; 410,483.809 shares of shares of Class B Class Common Stock were voted for the amendment and 0 shares of Class B Common Stock were voted against the amendment.

MIKE’S HOLDING COMPANY

By:	/s/ Dennis Pixton
Dennis Pixton, President